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                                                                  Item 7 Ex-2.3

                              EMPLOYMENT AGREEMENT



     THIS AGREEMENT made as of the 11th day of June, 1996



BETWEEN: LEVY TRANSPORT LTD., a company duly incorporated under the Companies Act (Quebec), having its head office at 1950, 3e Rue, Saint-Romuald, Quebec, G6W 5M6;

                       (the "COMPANY");


AND: RENE BUSSIERES, executive, domiciled at 220, Commerciale, St-Henri-de-Levis, Quebec, G0R 3E0;

                       ("BUSSIERES");


     WITNESSETH:


     WHEREAS pursuant to the terms and conditions of a share purchase agreement between Les Placements Marlin Ltee and MTL Inc. ("MTL") dated February 19, 1996 (the "SHARE PURCHASE AGREEMENT"), 9033-2255 Quebec Inc. has purchased on this date all of the issued and outstanding shares of the Company;

     WHEREAS the Company desires to retain the services of Bussieres and Bussieres desires to be retained by the Company upon the terms and conditions herein set forth;

     AND WHEREAS it is a condition of the Share Purchase Agreement that the Company and Bussieres enter into a written agreement in the form and terms of this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Bussieres hereby agree as follows:


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1.    EMPLOYMENT

      The Company hereby agrees to employ Bussieres as President of the Company and Bussieres accepts such employment subject at all times to the direction and control of the Board of Directors of the Company. During the course of his employment hereunder, Bussieres shall perform and carry out all tasks and duties as may from time to time be assigned to him by the Board of Directors of the Company or such person as may be designated by the latter to act on its behalf in this regard. In addition, Bussieres agrees that he shall, throughout the period of employment hereunder, permit his name to be placed in nomination at annual meetings of shareholders and/or directors of the Company for election as a director and/or President of the Company and accepts to act as one of the directors of the Company if so elected by the shareholders and as President of the Company if so appointed by the Board of Directors of the Company. Bussieres shall, during the period of his employment hereunder, use his best endeavours to promote and advance the interests of the Company and shall devote his full time and attention to the business and affairs of the Company and to the discharge, to the best of his ability and experience, of his duties and responsibilities as set out herein, the whole in accordance with the instructions, rules, policies and practices now or hereafter established by the Company. Without limiting or in any way affecting the obligations of Bussieres under the Non-Competition and Confidentiality Agreement (as hereinafter defined), Bussieres shall not, during the term of his employment hereunder, engage directly or indirectly, in any capacity, in any business venture, enterprise or activity which might interfere with or dilute the performance of his duties as President of the Company as provided hereunder; provided that Bussieres shall be permitted to continue with the management of RETEX TRANSPORT LTEE ("RETEX"), which is involved in the transportation of explosives, and REGUETTE TRANSPORT LTEE ("REGUETTE"), which is involved in the transportation of propane, to the extent that his involvement in such management does not exceed 5 hours per week and does not adversely affect his ability to perform his duties under this Agreement and provided that RETEX and REGUETTE do not carry on, respectively, any business other than the transportation of explosives and propane.

2.    PERIOD OF EMPLOYMENT

      The period of Bussieres' employment under this Agreement shall begin on June 11, 1996 and shall terminate automatically, without any notice whatsoever, on June 10, 2001, unless terminated earlier in accordance with the provisions of this Agreement.


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3.    COMPENSATION

      The Company shall pay Bussieres, during the period of employment, a total annual compensation of CDN $150,000, consisting of an annual salary of CDN $120,000 payable in accordance with the Company's payroll procedures and annual expenses of Bussieres, against production of appropriate receipts, in an amount which is the equivalent in U.S. funds of the sum of CDN $30,000 determined as of the beginning of each year of his employment hereunder. The Company shall withhold from Bussieres' salary all deductions required by law.

      During the period of his employment, Bussieres shall be entitled to participate in MTL's GOCAP Program which provides for annual incentive compensation based upon specific milestones established, from time to time, by MTL's Chief Executive Officer in accordance with the terms of such program. Such incentive compensation, so established, will be in an amount of up to 40% of Bussieres' total annual compensation.

4.    EMPLOYMENT BENEFITS

      During the period of his employment hereunder, Bussieres shall be entitled to receive the employment benefits described in Schedule "A" hereto.

5.    VACATION

      Bussieres shall be entitled to an aggregate of four (4) weeks paid vacation in each year of the period of his employment, which may be taken at a time that is mutually agreed upon by the Company and Bussieres; provided that, in addition to such vacation, Bussieres shall be entitled to reside in the State of Florida for not more than ten (10) weeks in each year of his employment during which time he shall continue to perform his duties as set forth in Section 1.

6.    TERMINATION

      6.1 Notwithstanding anything contained in this Agreement, the Company shall have the right to terminate the employment of Bussieres, prior to June 10, 2001 upon simple written notice, without being bound to pay any indemnity whatsoever, in the following cases:

            (i) if Bussieres becomes insolvent or bankrupt, makes an assignment of his property or makes any arrangement or compromise for the benefit of his creditors;


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            (ii)  if Bussieres becomes physically or mentally disabled to such extent as to make him unable to normally and adequately perform his duties for a period of six consecutive months or for a total of six months during a period of twelve consecutive months. In such a case, Bussieres may continue to benefit under short-term and/or long-term disability insurance plans which may be in existence at such time and in which he is a participant;

            (iii) if Bussieres is in default to comply with any of
                  the provisions of this Agreement or the Non-Competition and Confidentiality Agreement entered into concurrently herewith by Bussieres in favour of the Company and 9033-2255 Quebec Inc. (the "NON-COMPETITION AND CONFIDENTIALITY AGREEMENT") and has failed to remedy such default within a period of thirty
                  (30) days after having received written notice thereof;

            (iv) if Bussieres gives the Company any serious reason to terminate his employment, as contemplated in Article 2094 of the Civil Code of Quebec; or

            (v) failure of the Company for two (2) consecutive years to achieve reasonable financial objectives established within 30 days following the commencement of each fiscal year of the Company in consultation with the Board of Directors.

      6.2 The employment of Bussieres hereunder shall automatically terminate upon his death, without the Company being bound to pay any indemnity whatsoever, subject to the right of Bussieres' designated beneficiary to receive any life insurance indemnity payable pursuant to any life insurance plan of the Company which is in existence at such time and under which Bussieres is insured.

7.    REPRESENTATION OF BUSSIERES

      Bussieres represents to the Company that, except as expressly stated in
      Section 1, he is not subject to an employment agreement or arrangement with any other employer, nor to any other agreements under the terms of which he may be prohibited from accepting employment with the Company.


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8.    OWNERSHIP OF INVENTIONS

      8.1 Bussieres shall make full and prompt disclosure to the Company of all inventions, discoveries, developments, improvements and ideas made or designed by him during the period and in the course of his employment, whether alone or jointly with other persons, and relating to the business carried on by the Company or its affiliates (the "Inventions").

      8.2 Bussieres acknowledges that the Inventions shall be the sole and absolute property of the Company and he agrees, at the request and expense of the Company, to execute and do all such documents and things as may be required by the Company in order to evidence, maintain or perfect the right of the Company in and to the Inventions.

      8.3 Bussieres furthers agrees, at the request and expense of the Company, to provide the Company with all information and to execute and do all such documents and things as may be necessary or desirable to enable the Company to publish or protect the Inventions, by patents or otherwise, in any part or parts of the world.

9.    NOTICES

      Any notice provided for under this Agreement shall be in writing in the English and French languages and shall be sufficiently given to the party to whom it is addressed if transmitted by facsimile (and confirmed by mail), or if delivered, or if sent by prepaid registered mail to or for such party at the address of such party indicated below or at such other address as such party shall have theretofore notified to the other party or parties hereto.

      To the Company:

      Levy Transport Ltd.
      1950, 3e Rue
      Saint-Romuald, Quebec
      G6W 5M6

      Facsimile Number:  (418) 834-5056


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      with a copy to:

      Ogilvy Renault
      1981 McGill College Avenue, Suite 1100
      Montreal, Quebec
      H3A 3C1

      Attention:  Mr. Richard J.F. Bowie

      Facsimile Number:  (514) 286-5474

      and a copy to:

      MTL Inc.
      3108 Central Drive
      Plant City, FL  33567

      Attention:  Mr. Richard J. Brandewie

      Facsimile Number:  (813) 754-3288

      To Bussieres:

      Mr. Rene Bussieres
      220, Commerciale
      St-Henri-de-Levis, Quebec
      G0R 3E0

      Facsimile Number:  (418) 834-5056

      Any notice so addressed and transmitted, delivered or mailed as aforesaid shall be deemed to have been sufficiently given or made on the date on which it was so transmitted by facsimile or delivered or five (5) days following the date of mailing, as the case may be.

10.  INTERPRETATION

     10.1 The article, section and paragraph headings contained herein are (i) included for convenience of reference only, (ii) not intended to be full or accurate descriptions of the content thereof and (iii) shall not affect or be utilized in the construction or interpretation of this Agreement.

     10.2 Words importing the singular include the plural and vice versa; words importing gender include all genders.


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     10.3 This Agreement shall in all respects be governed by and construed in accordance with the laws of the Province of Quebec, including all matters of construction, validity and performance.

11.  EXPENSES

     Each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its counsel, employees, agents and representatives.

12.  SUCCESSORS AND ASSIGNS

     This Agreement shall enure to the benefit of and be binding upon the successors, representatives and assigns of the Company. Bussieres shall not assign or transfer this Agreement or any of his rights or obligations hereunder.

13.  SEVERABILITY

     If any provision of this Agreement shall be held illegal, invalid or unenforceable by any competent court in any relevant jurisdiction, such illegality, invalidity or enforceability shall attach only to such provision in such jurisdiction and such provision shall be severed herefrom and be ineffective to the extent of such illegality, invalidity on unenforceability and shall not affect or impair or render illegal, invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

14.  ENTIRE AGREEMENT

     Except for the Non-Competition and Confidentiality Agreement and the Share Purchase Agreement, this Agreement embodies the entire agreement and understanding among the parties hereto and supersedes, revokes and cancels all prior agreements, oral or written, between such parties with respect to the employment of Bussieres with the Company, each of the parties granting the other full and final release and discharge from any action, cause of action, claim or demand of any nature based on the provisions of such prior agreements. Neither this Agreement nor any of the terms hereof may be changed, waived, discharged or terminated otherwise than as provided in Section 6 hereof or by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. Any waiver of any term or condition or any breach of


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     any covenant of this Agreement shall not operate as a waiver of any other such term or condition or breach, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. The provisions of this Agreement are in addition to the Non-Competition and Confidentiality Agreement and the Share Purchase Agreement and shall not prejudice any of the rights and remedies of the Company or 9033-2255 Quebec Inc. thereunder.

15.  COUNTERPARTS

     This Agreement may be executed by the parties hereto in several counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall constitute but one and the same instrument.

16.  LANGUAGE

     The parties hereto confirm having requested that this Agreement and all notices or other communications relating thereto be drawn up in the English language only, subject to the provisions of Section 9. Les parties aux presentes confirment avoir requis que cette convention ainsi que tous les avis et autres communications y relatifs soient rediges en langue anglaise seulement, sous reserve des dispositions du paragraphe 9.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first hereinbefore written.

                                        LEVY TRANSPORT LTD.


                                        per:
                                            -----------------------------
                                            Name:   Richard J. Brandewie
                                            Title:  Secretary-Treasurer





                                        ---------------------------------
                                        RENE BUSSIERES


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